Exhibit 99.1

Quest Diagnostics Incorporated
3 Giralda Farms
Madison, NJ 07940

News From Quest Diagnostics
Quest Diagnostics Contacts:
Dan Haemmerle (Investors): 973-520-2900
Wendy Bost (Media): 973-520-2800

Quest Diagnostics Increases Share Repurchase Authority by $1 Billion

Increase brings total current authorization to approximately $1.3 billion

MADISON, N.J. - August 20, 2013 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, today announced that its Board of Directors has increased the company's share repurchase authorization by $1 billion, bringing the total authorization to approximately $1.3 billion.

“The increase in our share repurchase authorization is consistent with our long-term disciplined capital deployment strategy, which includes returning the majority of our free cash flow to shareholders," said Steve Rusckowski, President and CEO. “In addition to our existing capital deployment commitments, we intend to use the approximately $300 million in net proceeds from the recent sale of the ibrutinib royalty rights to repurchase Quest Diagnostics shares as part of our stock buyback program."

About Quest Diagnostics
Quest Diagnostics is the world's leading provider of diagnostic information services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic information services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com. Follow us at Facebook.com/QuestDiagnostics and Twitter.com/QuestDX.